Exhibit 99.1

Schick Technologies and its CEO Receive Notices from Securities and Exchange Commission

LONG ISLAND CITY, N.Y., June 12, 2003 - Schick Technologies, Inc. (OTCBB: SCHK) today announced that the Company and its chief executive officer, David Schick, have received notifications from the staff of the Securities and Exchange Commission of an intention to recommend that the Commission authorize civil enforcement actions against them. These notifications were received by the Company on June 11, 2003, one day after the Company publicly released its fiscal 2003 earnings. The contemplated actions would allege violations of federal securities law relating to the Company's publicly filed financial statements, including those for the first three quarters of the Company's fiscal year ended March 31, 1999, restatements of which were filed in March 2000. In connection with the contemplated actions, the staff would ask for authority to seek injunctive relief, civil penalties and a bar against Mr. Schick from serving as an officer or director of a public company.

As previously disclosed, the Company voluntarily brought the matters underlying the restatements to the attention of the SEC in August 1999 and has been cooperating with the SEC since that time. In light of its cooperation and the various remedial actions that it has already taken, the Company believes enforcement action is unwarranted and plans to present its position to the SEC staff shortly.

Jeffrey T. Slovin, President and Chief Operating Officer, commented, "The SEC staff's letter concerns events that took place in fiscal 1999. Since that time, the Company has made great strides to enhance our product offerings, improve our financial results, and expand the depth of our management team. Earlier this week, the Company reported its financial results for the fiscal year ended March 31, 2003, which we believe demonstrated the significant demand for our CDR(R) dental radiography products and our ability to deliver year-over-year revenue and earnings growth. The Company has also continued to improve its balance sheet with more than $7.1 million of cash and cash equivalents as of March 31, 2003. The fiscal first quarter of 2004 is nearing completion and, to date, we are pleased with the sales results, including those we have seen from our CDRWireless(TM) product that was introduced in the fiscal fourth quarter of 2003."

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

The information in this announcement which constitutes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, is subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include various risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Investor Relations, Schick Technologies, 718-937-5765

         Lester Rosenkrantz, Cameron Associates, 212-554-5486


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